Exhibit 99.1

FOR:	AMREP Corporation
850 West Chester Pike, Suite 205
Havertown, PA 19083

CONTACT:	Adrienne M. Uleau
Chief Financial Officer and Vice President
(610) 487-0907

AMREP REPORTS SECOND QUARTER FISCAL 2026 RESULTS

Havertown, Pennsylvania, December 12, 2025 – AMREP Corporation (NYSE:AXR) today reported net income of $1,200,000, or $0.22 per diluted share, for its 2026 fiscal second quarter ended October 31, 2025 compared to net income of $4,042,000, or $0.75 per diluted share, for the same period of the prior year. For the first six months of 2026, AMREP had net income of $5,892,000, or $1.09 per diluted share, compared to net income of $8,106,000, or $1.51 per diluted share, for the same period of 2025. Revenues were $9,398,000 and $27,250,000 for the second quarter and first six months of 2026 and $11,906,000 and $30,997,000 for the second quarter and first six months of 2025.

More information about the Company’s financial performance may be found in AMREP Corporation’s financial statements on Form 10-Q which have today been filed with the Securities and Exchange Commission and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/). As a result of many factors, including the nature and timing of specific transactions and the type and location of land or homes being sold, revenues, average selling prices and related gross margins from land sales or home sales can vary significantly from period to period and prior results are not necessarily a good indication of what may occur in future periods.

AMREP Corporation, through its subsidiaries, is a major holder of land, leading developer of real estate and award-winning homebuilder in New Mexico.

FINANCIAL HIGHLIGHTS

	Three Months Ended October 31,
	2025	2024
Revenues	$9,398,000	$11,906,000

Net income	$1,200,000	$4,042,000
Earnings per share – basic	$0.22	$0.76
Earnings per share – diluted	$0.22	$0.75

Weighted average number of common shares outstanding – basic	5,338,000	5,320,000
Weighted average number of common shares outstanding – diluted	5,392,000	5,374,000

	Six Months Ended October 31,
	2025	2024
Revenues	$27,250,000	$30,997,000

Net income	$5,892,000	$8,106,000
Earnings per share – basic	$1.11	$1.53
Earnings per share – diluted	$1.09	$1.51

Weighted average number of common shares outstanding – basic	5,332,000	5,314,000
Weighted average number of common shares outstanding – diluted	5,385,000	5,367,000